Term sheet No. 430BB-1 To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement BB-1 dated July 2, 2007	Registration Statement No. 333-137902 Dated June 20, 2008; Rule 433

Deutsche Bank AG, London Branch
$
Securities Linked to the S&P GSCITM Precious Metals Index Total Return (Non-Principal Protected) due July 1*, 2009

General

•
The securities are designed for investors who seek a return, which may be negative, linked to the performance of the S&P GSCITM Precious Metals Index Total Return.  The securities are not principal protected.  If the Index declines or does not appreciate sufficiently, you will lose some of your initial investment.

•	The securities will pay a Coupon quarterly and on the Maturity Date in arrears on an actual/360 basis at the LIBOR rate for the designated period (as defined below) less 0.15%.
•	Senior unsecured obligations of Deutsche Bank AG due July 1*, 2009.
•	Minimum denominations of $10,000.
•	The securities are expected to price on or about June 23*, 2008 and are expected to settle three business days later on or about June 26*, 2008.
•	After the Trade Date but prior to the Settlement Date, we may accept additional orders for the securities and increase the aggregate face amount.

Key Terms

Issuer:	Deutsche Bank AG, London Branch

Rating:
Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s (“S&P) has assigned a rating of AA to notes, such as the securities described herein, issued under Deutsche Bank AG’s Global Notes Program, Series A. †

Issue Price:	100% of face amount

Index:	The S&P GSCITM Precious Metals Index Total Return (the “Index”).

Coupon:	Paid on a quarterly basis and on the Maturity Date in arrears based on an actual/360 day count fraction.

The Coupon for each Coupon Period shall be (i) LIBOR less (ii) 0.15%.

For the initial Coupon Period, the Coupon rate will be determined on the Initial Valuation Date based on the 3-month USD LIBOR rate that appears on Reuters Page LIBOR01.

The “designated period” for the determination of LIBOR is equal to for any Coupon Period three months.  In the case of an Early Redemption Event (as defined below), you will receive the accrued Coupon on the applicable Early Redemption Event Maturity Date.

Coupon Period:	From (and including) a Coupon Payment Date, or the Settlement Date in the case of the Initial Coupon Period, to (but excluding) the following Coupon Payment Date.

Coupon Payment Dates:
September 26, 2008, December 26, 2008, March 26, 2009 and July 1, 2009.  In the case of an Early Redemption Event, you will receive the accrued Coupon on the applicable Early Redemption Event Maturity Date.  If such Coupon Payment Date is not an Index Business Day, the Coupon will be paid on the first following day that is an Index Business Day, but no adjustment will be made to the Coupon Period.

Redemption Amount:	A cash payment per $10,000 security, determined on the relevant Final Valuation Date, equal to:

$10,000 + [$10,000 x (Index Return – TBill Return - Adjustment Factor)]

Your investment will be exposed to any decline in the Index.  If the Final Level on the relevant Final Valuation Date is less than the Initial Level, you will lose 1% of the face amount of your securities for every 1% that the Index has declined from the Initial Level.  In addition, the Adjustment Factor will lower your return by 0.20% per year and the deduction of the TBill Return will also lower your return, regardless of whether the Index appreciates or declines in value.

You may lose some of your investment at maturity or upon an Early Redemption Event.  Even if the Index does not decline, you will lose some of your investment if the Index does not appreciate in a manner sufficient to offset the effect of the Adjustment Factor and the deduction of the TBill Return.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:

Final Level	—	1
Initial Level

LIBOR:
The rate for deposits in U.S. dollars for the designated period, which appears as of 11:00 a.m., London time, on the day that is two London Banking Days preceding the relevant Final Valuation Date or the start of the relevant Coupon Period, as applicable, on Reuters Page LIBOR01, or, if such rate does not appear on Reuters Page LIBOR01, the USD LIBOR rate for such period that appears on Telerate Page “3750” or such other page as may replace Reuters Page LIBOR01 on Reuters or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for deposits in U.S. dollars.

A “London Banking Day” is any date on which commercial banks are open for business in London.

Adjustment Factor:	(0.0020 x (Days / 365)) where “Days” equals the number of calendar days from the Initial Valuation Date to, but excluding, the relevant Final Valuation Date.

TBill Return:

“t” is any Index Business Day from and including the Index Business Day following the Initial Valuation Date (t =1) to and excluding the relevant Final Valuation Date.

“N” is the number of Index Business Days from and including the Index Business Day following the Initial Valuation Date (t =1) to and excluding the relevant Final Valuation Date

“CDays” is the number of calendar days from and including the prior Index Business Day to and excluding the current Index Business Day

“3MR(t-1)” is, on any Index Business Day “t”, the 91-day weekly auction high rate for U.S. Treasury Bills, as reported on Reuters page USAUCTION10, on the most recent day prior to such Index Business Day on which such rate was published, expressed as a money market rate.

Payment at Maturity:
If you hold your securities to maturity, you will receive the Redemption Amount calculated using the Final Level applicable on the relevant Final Valuation Date, the TBill Return and the Adjustment Factor.

Early Redemption at Holder’s Option:
You will have the right on any Exchange Trading Day prior to the Maturity Date, provided that there has not been an Early Redemption at Issuer’s Option or Mandatory Prepayment Event (each as described below), by written notice to the Issuer to require the Issuer to redeem all or a portion of the securities held by you; provided that, in the case of redemption of only a portion of your securities, any such redemption shall be of a face amount of securities of not less than $1,000,000 (the “Minimum Redemption Amount”) and, if in excess of the Minimum Redemption Amount, shall be in integral multiples of $100,000.  The face amount of your securities that remains outstanding must be at least $10,000.

Notice of Early Redemption at Holder’s Option:
An Early Redemption at Holder’s Option shall be effective on the date on which such notice is actually received by the Issuer if such notice is received on an Index Business Day at or before 10:00 a.m., New York City time, or the next Index Business Day if such notice is not received on an Index Business Day or is received after 10:00 a.m., New York City time.

Because the securities are represented by a global security, owned by The Depository Trust Company (the “Depositary”), you must instruct the broker or other direct or indirect participant through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is promptly received by the Issuer.  You should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify the Issuer of the exercise of the Early Redemption at Holder’s Option.

Early Redemption at Issuer’s Option:
The Issuer may, in its sole discretion, call the securities in whole (x) on any Exchange Trading Day following any date on which the Calculation Agent has notified the Issuer that the Index Sponsor has stopped publication of the Index and that (i) having used reasonable endeavors, the Calculation Agent is unable to continue to determine the value of the Index, or (ii) continuing to determine the value of the Index would be unduly burdensome or would cause the Calculation Agent to incur a cost that it would not otherwise incur, or (y) if at any time from and after the Initial Valuation Date and prior to the Maturity Date, the Index Intraday Level during any Exchange Trading Day is equal to or less than 60% of the Initial Level and the Issuer provides notice to the holders of the securities of such event by no later than 3:00 p.m., New York City time, on such day.

An “Index Intraday Level” means the level of the Index as it appears on Reuters Page “.SPGSPMP” (or the applicable successor page) at any time between 8:30 a.m. and 2:30 p.m. (in each case, New York City time) on any Exchange Trading Day.

Notice of Early Redemption at Issuer’s Option:
The Issuer will give you written notice of early redemption, which shall be effective on the date on which such notice is actually received by you if such notice is received on an Exchange Trading Day at or before 10:00 a.m., New York City time, or otherwise on the next Exchange Trading Day.

Mandatory Prepayment Event:
A “Mandatory Prepayment Event” shall occur if at any time, from and after the Initial Valuation Date and prior to the Maturity Date, the Index closing level on any Exchange Trading Day is equal to or less than 60% of the Initial Level.

Initial Level:	The Index closing level on the Initial Valuation Date, subject to adjustment in the event of a Market Disruption Event.

Final Level:
The Index closing level on the relevant Final Valuation Date, subject to adjustment in the event of a Market Disruption Event as described under “The S&P GSCITM Precious Metals Index Total Return” below.

Initial Valuation Date:	June 23*, 2008.

Final Valuation Date:	In the case of redemption on the Maturity Date, June 26, 2009.

In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Holder’s Option, (x) if the request to the Issuer to effect such redemption is received prior to 10:00 a.m. New York time on an Exchange Trading Day, such day or (y) if otherwise on the first Exchange Trading Day following the date on which such request is made.

In the case of redemption prior to the Maturity Date as a result of an Early Redemption at Issuer’s Option, in the discretion of the Issuer, either (x) the date on which the notice of the Early Redemption at Issuer’s Option is received by the holders of the securities or, if such day is not a Exchange Trading Day, the immediately following Exchange Trading Day or (y) the immediately following Exchange Trading Day.

In the case of a Mandatory Prepayment Event, the Exchange Trading Day immediately following the Exchange Trading Day on which the Mandatory Prepayment Event occurred.

Trade Date:	June 23*, 2008.

Settlement Date:	June 26*, 2008.

Early Redemption Event Maturity Date:	3 Index Business Days following the relevant Final Valuation Date

Maturity Date:
July 1*, 2009, subject to an Early Redemption Event and subject to postponement in the event of a Market Disruption Event and as described under “Description of Securities—Payment at Maturity” in the accompanying product supplement.

Index Business Day:
A day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London, United Kingdom.

Exchange Trading Day
A day, as determined by the Calculation Agent, on which the relevant exchange for such Index Constituent is open for trading during its regular trading session, notwithstanding any such relevant exchange closing prior to its scheduled closing time.

CUSIP:	2515A0 PE 7

ISIN:	US2515A0PE72
* Expected.
In the event that we make any change to the expected Trade Date and Settlement Date, the Maturity Date may be changed so that the stated term of the securities remains the same.
† A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision at any time by the assigning rating agency.  Each credit rating should be evaluated independently of any other credit rating.  Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks.  See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” beginning on page TS–4 in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to the securities described herein that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and the securities described herein.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in an offering  of the securities described herein will arrange to send you the prospectus, prospectus supplement, product supplement, addendum to product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities.  You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

•
You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global securities of which these securities are a part, and the more detailed information contained in product supplement BB-1 dated July 2, 2007 and the addendum thereto dated December 13, 2007.  You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Addendum to product supplement BB-1 dated December 13, 2007: http://www.sec.gov/Archives/edgar/data/1159508/000119312507264554/d424b31.pdf

•	Product supplement BB-1 dated July 2, 2007: http://www.sec.gov/Archives/edgar/data/1159508/000119312507147723/d424b21.pdf

•	Prospectus supplement dated November 13, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

•
Our Central Index Key, or CIK, on the SEC website is 0001159508.  As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

•
This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Redemption Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical Redemption Amount at maturity per $10,000 security face amount, for a hypothetical range of performance for the Index from -40% to +100%.  The hypothetical Redemption Amounts set forth below assume a hypothetical Initial Level of 1225.61, a period of 368 calendar days and a TBill Return of 2.5% from the Initial Valuation Date to the Final Valuation Date and that no Early Redemption Event occurs.  The hypothetical Redemption Amounts set forth below are for illustrative purposes only and may not be the actual Redemption Amounts applicable to a purchaser of the securities.  The numbers appearing in the following table and examples may have been rounded for ease of analysis.

Final Level	Index Return (%)	Adjustment Factor (%)	TBILL Return (%)	Redemption Amount per $10,000 face amount of Securities ($)	Return on Securities (%)
2451.22	100%	0.20%	2.50%	19729.84	97.30%
2328.66	90%	0.20%	2.50%	18729.84	87.30%
2206.10	80%	0.20%	2.50%	17729.84	77.30%
2083.54	70%	0.20%	2.50%	16729.84	67.30%
1960.98	60%	0.20%	2.50%	15729.84	57.30%
1838.42	50%	0.20%	2.50%	14729.84	47.30%
1715.86	40%	0.20%	2.50%	13729.84	37.30%
1593.29	30%	0.20%	2.50%	12729.84	27.30%
1470.73	20%	0.20%	2.50%	11729.84	17.30%
1348.17	10%	0.20%	2.50%	10729.84	7.30%
1225.61	0%	0.20%	2.50%	9729.84	-2.70%
1103.05	-10%	0.20%	2.50%	8729.84	-12.70%
980.49	-20%	0.20%	2.50%	7729.84	-22.70%
857.93	-30%	0.20%	2.50%	6729.84	-32.70%
735.37	-40%	0.20%	2.50%	5729.84	-42.70%

A Mandatory Prepayment Event will occur if the Index closing level on any Index Business Day is equal to or less than 60% of the Initial Level.

Hypothetical Examples of Amounts Payable at Maturity or upon Early Redemption

The first three examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Level of 1225.61 to a Final Level of 1593.29. Assuming a period of 368 calendar days from the Initial Valuation Date to the Final Valuation Date, the investor receives a payment at maturity of $12,729.84, per $10,000 security face amount, calculated as follows:

$10,000 + [$10,000 x ((1593.29/1225.61 – 1) – 0.025 – (0.0020 x 368 / 365))] = $12,729.84

Example 2: The Initial Level and the Final Level of the Index are both 1225.61 such that the Index Return is 0%.  If the Index Return is 0%, the investor will receive a payment at maturity that is less than $10,000 per $10,000 security face amount.  Assuming a period of 368 calendar days from the Initial Valuation Date to the Final Valuation Date, the investor receives a payment at maturity of $9,729.84 per $10,000 security face amount, calculated as follows:

$10,000 + [$10,000 x ((1225.61/1225.61 – 1) – 0.025 – (0.0020 x 368 / 365))] = $9,729.84

Example 3: The level of the Index decreases from the Initial Level of 1225.661 to a Final Level of 857.93. Assuming a period of 368 calendar days from the Initial Valuation Date to the Final Valuation Date, the investor receives a payment at maturity of $6,729.84 per $10,000 security face amount, calculated as follows:

$10,000 + [$10,000 x ((857.93/1225.61 – 1) – 0.025 –  (0.0020 x 368 / 365))] = $6,729.84

The following two examples assume that an Early Redemption Event occurs after 100 days and assumes a TBill Return of 0.68% during such period.

Example 4: The level of the Index increases from the Initial Level of 1225.61 to a Final Level of 1593.29. The holder receives a payment on the Early Redemption Event Maturity Date of $12,927, calculated as follows:

$10,000 + [$10,000 x ((1593.29/1225.61 – 1) – 0.0068 – (0.0020 x 100 / 365))] = $12,927

In this example, the Adjustment Factor is smaller than in Example 1 (where the securities are held to maturity), because the Adjustment Factor and TBill Return accrue over 100 days instead of 368.

Example 5: The level of the Index decreases from the Initial Level of 1225.61 to a Final Level of 857.93.  The holder receives a payment on the Early Redemption Event Maturity Date of $6,927, calculated as follows:

$10,000 + [$10,000 x ((857.93/1225.61 – 1) – 0.0068 –  (0.0020 x 100 / 365))] =$6,927

In this example, the Redemption Amount is greater than the Redemption Amount in Example 3 (where the securities are held to maturity), because the Adjustment Factor and TBill Return accrue over 100 days instead of 368.

SELECTED PURCHASE CONSIDERATIONS

•
PAYMENT AT MATURITY OR UPON ANY EARLY REDEMPTION EVENT WILL BE REDUCED BY THE ADJUSTMENT FACTOR AND DEDUCTION OF THE TBILL RETURN. — With respect to the Adjustment Factor, the payment at maturity, or upon any Early Redemption Event, will be reduced by approximately 0.20% of the $10,000 security face amount for each year the securities remain outstanding.  In addition, the Redemption Amount is subject to the deduction of the TBill Return.  Each of the Adjustment Factor and the TBill Return is applied to the value of the Index Return on the relevant Final Valuation Date, and will reduce the return on the securities regardless of whether the Index closing level on the relevant Final Valuation Date is greater than the Initial Level.  Because the securities are our senior unsecured obligations, payment of any amount at maturity, or upon any Early Redemption Event, is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO THE PERFORMANCE OF THE S&P GSCITM PRECIOUS METALS INDEX TOTAL RETURN — The return on the securities is linked to the S&P GSCITM Precious Metals Index Total Return.  The S&P GSCITM Precious Metals Index Total Return is composed of futures contracts on two commodities — gold and silver — and its closing level is calculated on a “total return basis” as described below under “The S&P GSCITM Precious Metals Index Total Return”.

•
CERTAIN INCOME TAX CONSEQUENCES —You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” The first sentence in that section under the heading “—Tax Treatment of the Securities” is restated for the purposes of this term sheet to read: “We and, by purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities as cash-settled prepaid financial contracts for U.S. federal income tax purposes with associated payments by us to you equal to the stated coupon payments on the securities.”

This treatment is not binding on the Internal Revenue Service (the “IRS”) or a court, and is only one of several possible treatments of the securities for U.S. federal income tax purposes.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially.  No assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

Assuming this treatment is respected, upon sale, exchange or retirement of the securities, you will recognize capital gain or loss equal to the difference between the amount of cash received (other than any coupon payment and possibly any amount attributable to accrued but unpaid coupon) and your adjusted tax basis in the securities.  This gain or loss generally will be long-term capital gain or loss if you hold the securities for more than one year.  It is possible, however, that a recomposition of the Index or that a change in the methodology of the Index could be treated as a taxable event, in which case you would be required to recognize gain or, possibly, loss on each recomposition or change of methodology.

While the U.S. federal income tax treatment of the stated coupon payments on the securities is uncertain, to the extent reporting is required, we intend to treat these payments as ordinary income.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of instruments such as the securities to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these investments; the relevance of factors such as exchange-traded status of the investment and the nature of the underlying property to which it is linked; the degree, if any, to which any income (including any mandated accruals) recognized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of investing in the securities, possibly on a retroactive basis.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters.  You are urged to consult your own tax adviser regarding all aspects of the U.S. federal tax consequences of investing in the securities (including alternative treatments and the potential implications of the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SELECTED RISK CONSIDERATIONS

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Index or any of the components of the Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment.  The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative.  Your investment will have exposure to any decline in the Final Level determined on the relevant Final Valuation Date as compared to the Initial Level.

•
YOUR SECURITIES MAY BE REDEEMED PRIOR TO THE MATURITY DATE — We may redeem your securities before the Maturity Date in certain circumstances, including if the Index Sponsor has stopped publication of the Index or the Index Intraday Level declines 40% or more from the Initial Level.  In addition, we must redeem the securities in the event the Index closing level on any date is 40% or more below the Initial Level.

Under current United States federal income tax law, early redemption of the securities would be a taxable event to you.  In addition, you may not be able to reinvest any amount you receive upon redemption of the securities at a rate that is equal to or higher than the rate that you may have received if the securities remained outstanding to the Maturity Date.

If the securities are redeemed prior to the Maturity Date, you will not receive any Coupon that would have otherwise accrued after the applicable Early Redemption Event Maturity Date.

•
PAYMENT AT MATURITY OR UPON ANY EARLY REDEMPTION EVENT IS REDUCED BY THE INCLUSION OF AN ADJUSTMENT FACTOR AND DEDUCTION OF THE TBILL RETURN — With respect to the Adjustment Factor, the payment at maturity, or upon any Early Redemption Event, will be reduced by approximately $20 per $10,000 security face amount for each year the securities remain outstanding.  Each of the TBill Return and the Adjustment Factor is applied to the Index Return on the relevant Final Valuation Date, and will reduce the return on the securities regardless of whether the Index closing level on the relevant Final Valuation Date is greater than the Initial Level.

•
ADJUSTMENTS TO THE WEIGHTS OF THE CONSTITUENTS OF THE INDEX MAY LIMIT THE INDEX RETURN AND CONSEQUENTLY THE RETURN ON THE SECURITIES — During the term of the securities, the Index Sponsor may make adjustments to the weights of the futures contracts included in the Index.  In particular, the weight of a futures contract may be increased when its price is historically low or decreased when its price is historically high.  These adjustments may limit potential increases to the value of the Index during certain periods, which will have an adverse effect on the level of the Index.

•
THE YIELD ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The yield on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and ranking.  At maturity, or upon any Early Redemption Event, you will receive a positive return on your investment only if the Final Level on the relevant Final Valuation Date exceeds the Initial Level by an amount sufficient to more than offset the effect of the Adjustment Factor and deduction of the TBill Return.  If the Final Level on the relevant Final Valuation Date is equal to the Initial Level, you will receive a negative return on your investment due to the Adjustment Factor and deduction of the TBill Return.  Even if the applicable Final Level is greater than the Initial Level by an amount sufficient to more than offset the Adjustment Factor and deduction of the TBill Return, the yield to the maturity or redemption may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

•
ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Redemption Amount described in this term sheet is based on the full face amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  Therefore, the market value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price.  The inclusion of the commissions and/or other fees and hedging costs in the original issue price, and the Adjustment Factor and TBill Return, will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

•
THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange.  Deutsche Bank Securities Inc. (“DBSI”) intends to offer to purchase the securities in the secondary market but is not required to do so, except as described under “Early Redemption at Holder’s Option” above.  Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities.

•
POTENTIAL CONFLICTS OF INTEREST EXIST — Deutsche Bank AG, London Branch is the Issuer of the securities and the Calculation Agent for the securities.  We, as Calculation Agent for the securities, will determine whether there has been a Market Disruption Event.  In the event of any such Market Disruption Event, we may use an alternate method to calculate the Index Intraday Level or the Index closing level.  While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities.  Because determinations made by Deutsche Bank AG, London Branch as the Calculation Agent for the securities may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index Constituents (or various contracts or products related to the Index Constituents) or related indices.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  In addition, we will hedge our obligations on the securities.  Any of these activities may affect the value of the Index and, therefore, the value of the securities or the potential payout on the securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the value of the Index;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index Constituents or commodities markets generally;

•	the interest rates then prevailing in the market;

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Index Constituents increase or decrease to the same degree at the same time.  If the correlation among the Index Constituents changes, the value of the securities may be adversely affected.

•
THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF THE COMPONENTS OF THE INDEX— The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Index, or the commodities underlying such futures contracts, have generated significant returns.  The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts including in the Index may reduce the performance of the Index as a whole.  You may receive a lower payment at maturity than you could have received if you had invested in gold and silver or individual futures contracts related thereto.

•
THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS —Changes in supply and demand can have significant adverse effects on the prices of commodities.  In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive.  In addition, there are risks specific to the individual underlying commodities:

•
Gold: Gold prices are affected by numerous factors, including the relative strength of the U.S. dollar (in which gold prices are generally quoted) to other currencies, industrial and jewelry demand, expectations with regard to the rate of inflation, interest rates and transactions by central banks and other governmental or multinational agencies that hold gold.  The market for gold bullion is global, and gold prices are affected by macroeconomic factors such as the structure of and confidence in the global monetary system and gold borrowing and lending rates.

•
Silver: Silver prices are affected by numerous factors, including general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities.  From time-to-time, above-ground inventories of silver may also influence the market.  The major end-uses for silver include industrial applications, photography, jewelry and silverware.

•
HIGHER FUTURE PRICES FOR GOLD AND SILVER RELATIVE TO THEIR CURRENT PRICES MAY DECREASE THE AMOUNT PAYABLE AT MATURITY — The S&P GSCI™-TR is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that comprise the S&P GSCI™-TR approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  “Contango” markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Index and, accordingly, decrease the payment you receive at maturity.

•
THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Index Constituents may be produced in emerging market countries that are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts.  Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change.  In many cases, far-reaching political changes have resulted in constitutional and social tensions and in some cases, instability and reaction against market reforms has occurred.  There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country.  Political or economic instability is likely to adversely impact the level of the Index and, consequently, the return on your investment.

•
IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED AND RESULT IN POTENTIAL CONFLICTS OF INTEREST — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions.  Reduced liquidity on the relevant Final Valuation Date would likely have an adverse effect on the level of the Index and, therefore, on the return on your securities.  Limited liquidity relating to the Index Constituents may also result in the Index Sponsor being unable to determine the level of the Index using its normal means.  The resulting discretion by the Index Sponsor in determining the Final Level could, in turn, result in potential conflicts of interest.

•
TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions.  In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions.  We may adjust these hedges at any time and from time to time.  Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index.  It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines.

•
THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain and no assurance can be given that the IRS or a court will agree with the treatment described herein.  You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences” and the accompanying addendum, as well as the section of this term sheet entitled “Certain U.S. Federal Income Tax Consequences.”  As discussed in those sections, we believe that it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes.  If, however, the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on a number of issues related to “prepaid forward contracts” and similar instruments, such as the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the tax consequences of an investment in the securities for both U.S. and non-U.S. investors, possibly retroactively.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Because the securities are represented by a global security, the Depositary or the Depositary’s nominee will be the holder of the securities and therefore will be the only entity that can exercise the Early Redemption at Holder’s Option.  In order to ensure that the Depositary’s nominee will timely exercise the Early Redemption at Holder’s Option, you must instruct the broker or other direct or Indirect participant through which you hold your securities to notify the Depositary of your desire to exercise the early redemption right so that notice of redemption is promptly received by the Issuer.  Different firms have different cut-off times for accepting instructions from their customers and, accordingly, you should consult the broker or other direct or indirect participant through which you hold your securities in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify the Issuer of the exercise of the Early Redemption at Holder’s Option.

In addition, DBSI intends to offer to purchase the securities in the secondary market, although it is not required to do so.  DBSI expects that the repurchase price will be based on the then current Redemption Amount (as if that day were the Final Valuation Date, assuming normal market conditions as determined by the Issuer in its sole discretion).

THE S&P GSCITM PRECIOUS METALS INDEX TOTAL RETURN

The S&P GSCITM Precious Metals Index – Total Return (the “Index”):  The S&P GSCITM Precious Metals Index – Total Return is a sub-index of the S&P GSCITM, which measures the returns accrued from investing in fully collateralized nearby commodity futures, meaning that it includes returns from an investment in the commodity futures contracts plus an investment in TBills.  The Index is a world production-weighted index consisting of two precious metals commodities in the world economy: gold and silver (the “Index Constituents”).

The S&P GSCITM commodities included in the precious metals index  and their dollar weightings on June 19, 2008 are:

Index Constituent	Weighting
Gold	87.38%
Silver	12.62%

Set forth below is a summary of the composition of and the methodology used to calculate the S&P GSCI™ and the Index.  The methodology for determining the composition and weighting of the S&P GSCI™ and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI™, as described below.  S&P, the “Index Sponsor,” makes the official calculations of the S&P GSCI™ and the Index.  We have derived all information regarding the S&P GSCITM Precious Metals Index – Total Return and the S&P GSCITM, including without limitation, its make-up and method of calculation from publicly available information.  We make no representation or warranty as to the accuracy or completeness of such information.

The Index Committee and the Index Advisory Panel

S&P has established an Index Committee (the “Index Committee”) to oversee the daily management and operations of the S&P GSCI™, and is responsible for all analytical methods and calculation of the indices.  The Index Committee is comprised of three full-time professional members of S&P’s staff and two members of Goldman Sachs Group, Inc.  At each meeting, the Index Committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for an addition to an index, and any significant market events.  In addition, the Index Committee may revise index policy covering rules for selecting commodities or other matters.

S&P considers information about changes to its indices and related matters to be potentially market- moving and material.  Therefore, all Index Committee discussions are confidential.

S&P has established an Index Advisory Panel (the “Advisory Panel”) to assist it in connection with the operation of the S&P GSCI™.  The Advisory Panel meets on an annual basis and at other times at the request of S&P.  The principal purpose of the Advisory Panel is to advise S&P with respect to, among other things, the calculation of the S&P GSCI™, the effectiveness of the S&P GSCI™ as a measure of commodity futures market performance and the need for changes in the composition or in the methodology of the S&P GSCI™.  The Advisory Panel acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the S&P GSCI™ are made by S&P.

The Advisory Panel meets on a regular basis, once during each year.  Prior to the meeting, S&P determines the commodities and contracts to be included in the S&P GSCI™ for the following calendar year, as well as the weighting factors for each commodity.  The Advisory Panel members receive the proposed composition of the S&P GSCI™ in advance of the meeting and discuss the composition at the meeting.  S&P also consults the Advisory Panel on any other significant matters with respect to the calculation or operation of the S&P GSCI™.  The Advisory Panel may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the S&P GSCI™

In order to be included in the S&P GSCI™, a contract must satisfy the following eligibility criteria:

•   The contract must be in respect of a physical commodity and not a financial commodity.

•   In addition, the contract must:

•       have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and

•       at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.

From January 2007, the trading facility on which the contract trades must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations (defined below) included in the S&P GSCI™ that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods (defined below).

The commodity must be the subject of a contract that:

•     is denominated in U.S. dollars; and

•     is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country that is a member of the Organization for Economic Cooperation and Development and that:

•       makes price quotations generally available to its members or participants (and to S&P) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

•       makes reliable trading volume information available to S&P with at least the frequency required by S&P to make the monthly determinations;

•       accepts bids and offers from multiple participants or price providers; and

•       is accessible by a sufficiently broad range of participants.

With respect to inclusion on each sub-index of the S&P GSCI™, a contract must be in respect to the physical commodity that is described by that specific index.

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI™.  In appropriate circumstances, however, S&P, in consultation with the Advisory Panel, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract.  The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

At and after the time a contract is included in the S&P GSCI™, the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and to S&P) on the same day from the trading facility or through a recognized third-party data vendor.  Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

For a contract to be eligible for inclusion in the S&P GSCI™, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.  The following eligibility criteria apply:

•       A contract that is not included in the S&P GSCI™ at the time of determination and that is based on a commodity that is not represented in the S&P GSCI™ at such time must, in order to be added to the S&P GSCI™ at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion.  The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

•       A contract that is already included in the S&P GSCI™ at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI™ must, in order to continue to be included in the S&P GSCI™ after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

•       A contract that is not included in the S&P GSCI™ at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI™ at such time must, in order to be added to the S&P GSCI™ at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized of at least U.S. $30 billion.

•       A contract that is already included in the S&P GSCI™ at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI™ at such time must, in order to continue to be included in the S&P GSCI™ after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

In addition:

•       A contract that is already included in the S&P GSCI™ at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%.  The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period.  These amounts are summed for all contracts included in the S&P GSCI™ and each contract’s percentage of the total is then determined.

•       A contract that is not included in the S&P GSCI™ at the time of determination must, in order to be added to the S&P GSCI™ at such time, have a reference percentage dollar weight of at least 1.0%.

•       In the event that two or more contracts on the same commodity satisfy the eligibility criteria, such contracts will be included in the S&P GSCI™ in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI™ attributable to such commodity exceeding a particular level.

•       If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI™ attributable to it at the time of determination.  Subject to the other eligibility criteria relating to the composition of the S&P GSCI™ the contract with the highest total quantity traded on such commodity will be included.  Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI™ attributable to all commodities is recalculated.  The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI™ attributable to it.

The contracts currently included in the S&P GSCI™ are all futures contracts traded on the New York Mercantile Exchange (“NYMEX”), the ICE Futures, the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBOT”), the Coffee, Sugar & Cocoa Exchange, Inc. (“CSC”), the New York Cotton Exchange (“NYC”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”).

The quantity of each of the contracts included in the S&P GSCI™ is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources.  However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation, or other factors, S&P, in consultation with its advisory committee may calculate the weight of such commodity based on regional, rather than world, production data.  At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

The five-year moving average is updated annually for each commodity included in the S&P GSCI™, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available.  The contract production weights, or CPWs, used in calculating the S&P GSCI™ are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity.  However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied.  This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, S&P performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI™ is reevaluated, based on the criteria and weighting procedure described above.  This procedure is undertaken to allow the S&P GSCI™ to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year.  As a result, it is possible that the composition or weighting of the S&P GSCI™ will change on one or more of these monthly evaluation dates.  In addition, regardless of whether any changes have occurred during the year, S&P reevaluates the composition of the S&P GSCI™, in consultation with the Advisory Panel, at the conclusion of each year, based on the above criteria.  Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI™.  Commodities included in the S&P GSCI™ which no longer satisfy such criteria, if any, will be deleted.

S&P, in consultation with the Advisory Panel, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI™ are necessary or appropriate in order to assure that the S&P GSCI™ represents a measure of commodity market performance.  S&P has the discretion to make any such modifications, in consultation with the Advisory Panel.

Contract Expirations

Because the S&P GSCI™ comprises actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.”  The contract expirations included in the S&P GSCI™ for each commodity during a given year are designated by S&P, in consultation with the Advisory Panel, provided that each such contract must be an “active contract.”  An active contract for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCI™ will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P.  If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity.  The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI™.  To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI™.  If that timing is not practicable, S&P will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Value of the S&P GSCI™

The value of the S&P GSCI™ on any given day is equal to the total dollar weight of the S&P GSCI™ divided by a normalizing constant that assures the continuity of the S&P GSCI™ over time.  The total dollar weight of the S&P GSCI™ is the sum of the dollar weight of each of the underlying commodities.

The dollar weight of each such commodity on any given day is equal to:

•     the daily contract reference price,

•     multiplied by the appropriate CPWs, and

•     during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day.  In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 p.m., New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCI™ calculation.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI™ of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCI™ on the preceding day, minus one.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration.  If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days.  Since the S&P GSCI™ is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI™ also takes place over a period of days at the beginning of each month (referred to as the “roll period”).  On each day of the roll period, the “roll weights” of the first nearby contract expiration on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCI™ is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•     no daily contract reference price is available for a given contract expiration;

•     any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

•     the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 p.m., New York City time.  In that event, S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, S&P will revise the portion of the roll accordingly; or

•     trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract, will be effected in its entirety on the next day on which such conditions no longer exist.

Calculation of the Index

The value of the Index on any S&P GSCI™ business day is equal to the product of (1) the value of the underlying futures contracts on the immediately preceding S&P GSCI™ business day multiplied by (2) one plus the contract daily return of the Index on the S&P GSCI™ business day on which the calculation is made.

Information

All information contained herein relating to the S&P GSCI™ and of the Index, including their make-up, method of calculation, changes in its components and historical performance, has been derived from publicly available information.

The information contained herein with respect to each of the Index and the S&P GSCI™ reflects the policies of, and is subject to change by, S&P.

Current information regarding the market value of the Index is available from S&P and from numerous public information sources.  We make no representation that the publicly available information about the Index is accurate or complete.

License Agreement with Standard & Poor’s

The S&P GSCI™ and the Index are licensed by S&P for use in connection with an issuance of the securities. “Standard & Poor's®”, “S&P®”, and “S&P GSCI®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Deutsche Bank. The S&P GSCI Index or relevant subindex is not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies.

The securities are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the S&P GSCI™ to track general commodity market performance.  S&P’s only relationship to Deutsche Bank AG is the licensing of certain trademarks and trade names of S&P without regard to Deutsche Bank AG or the securities.  S&P has no obligation to take the needs of Deutsche Bank AG or the holders of the securities into consideration in determining, composing or calculating the S&P GSCI™.  S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the securities to be issued or in the determination or calculation of the amount due at maturity of the securities. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI™ OR ANY DATA INCLUDED THEREIN, AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  S&P MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONDITIONS OR REPRESENTATIONS AS TO RESULTS TO BE OBTAINED BY LICENSEE, ITS AFFILIATES, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCI™ OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCI™ OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Discontinuation of the S&P GSCI™ Precious Metals Index Total Return; Alteration of Method of Calculation

If S&P discontinues publication of the S&P GSCI™ Precious Metals Index Total Return and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued S&P GSCI™ Precious Metals Index Total Return (such index being referred to herein as a “Precious Metals successor index”), then any closing level for the S&P GSCI™ Precious Metals Index Total Return on the relevant Final Valuation Date or other relevant date on which the closing level for the S&P GSCI™ Precious Metals Index Total Return is to be determined will be determined by reference to the level of such Precious Metals successor index at the close of trading on the relevant exchange or market for the Precious Metals successor index on such day.

Upon any selection by the calculation agent of a Precious Metals successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If S&P discontinues publication of the S&P GSCI™ Precious Metals Index Total Return prior to, and such discontinuation is continuing on, any relevant Final Valuation Date or other relevant date on which the closing level for the S&P GSCI™ Precious Metals Index Total Return is to be determined, and the calculation agent determines, in its sole discretion, that no Precious Metals successor index is available at such time, or the calculation agent has previously selected a Precious Metals successor index and publication of such Precious Metals successor index is discontinued prior to, and such discontinuation is continuing on, such Final Valuation Date or other relevant date, then the calculation agent will determine the closing level for the S&P GSCI™ Precious Metals Index Total Return for such date.  The closing level for the S&P GSCI™ Precious Metals Index Total Return will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P GSCI™ Precious Metals Index Total Return or Precious Metals successor index, as applicable, last in effect prior to such discontinuation, using the daily settlement price (or, if trading in the relevant futures contracts has been materially suspended or materially limited, the calculation agent’s good faith estimate of the daily settlement price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each futures contract most recently composing the S&P GSCI™ Precious Metals Index Total Return or Precious Metals successor index, as applicable.  Notwithstanding these alternative arrangements, discontinuation of the publication of the S&P GSCI™ Precious Metals Index Total Return or Precious Metals successor index, as applicable, may adversely affect the value of the securities.

If at any time the method of calculating the S&P GSCI™ Precious Metals Index Total Return or a Precious Metals successor index, or the level thereof, is changed in a material respect, or if the S&P GSCI™ Precious Metals Index Total Return or a Precious Metals successor index is in any other way modified so that the S&P GSCI™ Precious Metals Index Total Return or such Precious Metals successor index does not, in the opinion of the calculation agent, fairly represent the level of the S&P GSCI™ Precious Metals Index Total Return or such Precious Metals successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the closing level for the S&P GSCI™ Precious Metals Index Total Return is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a commodity index comparable to the S&P GSCI™ Precious Metals Index Total Return or such Precious Metals successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the closing level for the S&P GSCI™ Precious Metals Index Total Return with reference to the S&P GSCI™ Precious Metals Index Total Return or such Precious Metals successor index, as adjusted.  Accordingly, if the method of calculating the S&P GSCI™ Precious Metals Index Total Return or a Precious Metals successor index is modified so that the level of the S&P GSCI™ Precious Metals Index Total Return or such Precious Metals successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P GSCI™ Precious Metals Index Total Return), then the calculation agent will adjust its calculation of the S&P GSCI™ Precious Metals Index Total Return or such Precious Metals successor index in order to arrive at a level of the S&P GSCI™ Precious Metals Index Total Return or such Precious Metals successor index as if there had been no such modification (e.g., as if such split had not occurred).

MARKET DISRUPTION EVENTS

A “Market disruption event” means:

•	the termination or suspension of, or material limitation or disruption in the trading of any exchange-traded commodity futures contract then underlying the Index (or the relevant successor index); or

•
the settlement price of any exchange-traded commodity futures contract underlying the Index (or the relevant successor index) has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

•	the failure of S&P (or the index sponsor for the relevant successor index) to calculate and publish the U.S. dollar level for the Index (or the relevant successor index); or

•	the settlement price is not published for any individual reference contract underlying the Index (or the relevant successor index); or

in each case as determined by the calculation agent in its sole discretion; and

•
a determination by the calculation agent in its sole discretion that any event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

A limitation on the hours or number of days of trading will not constitute a Market Disruption Event if the limitation results from an announced change in the regular business hours of the relevant exchange or market.

“Relevant exchange” means, with respect to the Index or any relevant successor index, any organized exchange or market of trading for any futures contract (or any combination thereof) then included in the Index or such successor index, as applicable.

HISTORICAL INFORMATION

The following graph shows the historical high, low and period end closing levels of the Index for each calendar quarter since August 1, 1997 through June 19, 2008.  The closing level of the Index on June 19, 2008 was 1225.61.

We obtained the various Index closing levels below from Bloomberg Financial Markets.  We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.  The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Early Redemption Valuation Date or the relevant Final Valuation Date.  We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities.  See “Underwriting” in the accompanying product supplement.  After the Trade Date but prior to the Settlement Date, we may accept additional orders for the securities and increase the aggregate face amount.

You should rely only on the information contained in this term sheet.  We have not authorized anyone to provide information different from that contained in this term sheet.  The information contained in this term sheet is accurate only as of the date of this term sheet, regardless of the time of delivery of this term sheet or any sale of our securities.

Settlement

We expect to deliver the securities against payment for the securities on the settlement date indicated above, which may be a date that is greater than three business days following the Initial Valuation Date.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.  Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Initial Valuation Date will be required to specify alternative settlement arrangements to prevent a failed settlement.